As filed with the Securities and Exchange Commission on April 3, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Baozun Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

Building B, No. 1268 Wanrong Road

Shanghai 200436

The People’s Republic of China

+86 21 8026-6000

(Address of principal executive offices and zip code)

2015 Share Incentive Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

801 2nd Avenue, Suite 403

New York, NY 10017

(Name and address of agent for service)

+1 212-750-6474

(Telephone number, including area code, of agent for service)

Copies to:

Karen M. Yan, Esq.

Fenwick & West LLP

Kerry Parkside Office, Unit 908

No. 1155 Fangdian Road

Pudong, Shanghai, 201204

People’s Republic of China

+ 86 21 8017-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)		Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A ordinary shares, $0.0001 par value per share (3)	2,641,679 shares(4)	$4.9134	(6)	$12,979,625.60
Class A ordinary shares, $0.0001 par value per share (3)	2,334,986 shares(5)	$4.9134	(6)	$11,472,720.22
Total	4,976,665 shares	—		$24,452,345.82	$2,834.03

(1)	Represents class A ordinary shares issuable pursuant to awards (including the exercise of any options, restricted shares, and restricted share units granted) under the 2015 Share Incentive Plan (the “2015 Plan”) of Baozun Inc. (the “Registrant”). In accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover an indeterminate number of additional class A ordinary shares that become issuable under the 2015 Plan to prevent dilution resulting from any stock dividend, stock split, recapitalization or similar transaction.
(2)	These shares are offered under awards (including share options) granted or to be granted under the 2015 Plan. The proposed maximum offering price per ordinary share and the proposed maximum aggregate offering price have been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee.
(3)	These shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents three class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-204030).
(4)	Represents an automatic increase to the number of shares available for issuance under the 2015 Plan. Shares available for issuance under the 2015 Plan were previously registered on registration statements on Form S-8 filed with the SEC on July 30, 2015 (Registration No. 333-205944). On December 31, 2015, the unissued shares reserved under the 2015 Plan accounted for less than 2% of the then total issued and outstanding shares on an as-converted basis, as a result, on January 1, 2016, the number of shares reserved for future issuances under the 2015 Plan increased to 2% of the then total issued and outstanding shares.
(5)	Represents an automatic increase to the number of shares available for issuance under the 2015 Plan. Shares available for issuance under the 2015 Plan were previously registered on registration statements on Form S-8 filed with the SEC on July 30, 2015 (Registration No. 333-205944). On December 31, 2016, the unissued shares reserved under the 2015 Plan accounted for less than 1.5% of the then total issued and outstanding shares on an as-converted basis, as a result, on January 1, 2017, the number of shares reserved for future issuances under the 2015 Plan increased to 1.5% of the then total issued and outstanding shares.
(6)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low prices for the Registrant’s ADSs, as quoted on the NASDAQ Global Select Market on March 27, 2017.

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, the Registrant is filing this Registration Statement with the Securities and Exchange Commission (the “SEC”) to register 4,976,665 additional shares of Class A ordinary share under the Registrant's 2015 Plan, pursuant to the provisions of the 2015 Plan providing for an automatic increase in the number of shares reserved for issuance under the 2015 Plan. This Registration Statement hereby incorporates by reference the contents of the Registrant's registration statements on Form S-8 filed with the SEC on July 30, 2015 (Registration No. 333-205944), except as revised in Part II of this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Securities and Exchange Commission (the “Commission”) allows the Registrant to incorporate by reference the information the Registrant files with it, which means that the Registrant can disclose important information by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that the Registrant files later with the Commission will automatically update and supersede this information. The Registrant incorporates by reference the following documents it has filed, or may file, with the Commission:

(a)	The Registrant’s prospectus filed with the Commission on December 8, 2016 pursuant to Rule 424(b)(4) under the Securities Act (Registration No. 333- 214801); and

(b)	The description of the Company’s class A ordinary shares incorporated by reference in the Company’s registration statement on Form 8-A (File No. 001-37385) filed with the Commission on May 11, 2015, including any amendment and report subsequently filed for the purpose of updating that description.

In addition, this Registration Statement will incorporate by reference all documents the Registrant files under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and before the filing of a post-effective amendment stating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this Registration Statement from the respective dates the Registrant files them. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Fourth Amended and Restated Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred or sustained by them in their capacities as such, except through such person’s actual fraud or willful default.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.2 to the Registrant’s registration statement on Form F-1, as amended (Registration No. 333-203477), the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such person in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which was filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (Registration No. 333-203477), also provides for indemnification by the underwriters of the Registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to the Registrant in writing expressly for use in such registration statement and certain other disclosure documents.

The Underwriting Agreement, the form of which was filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-3, as amended (Registration No. 333-214801), also provides for indemnification by the underwriters of the Registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to the Registrant in writing expressly for use in such registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 8. Exhibits

See the attached Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, the People’s Republic of China, on April 3, 2017.

Baonzun Inc.

By:	/s/ Vincent Wenbin Qiu
Name:	Vincent Wenbin Qiu
Title:	Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Vincent Wenbin Qiu and Beck Zhaoming Chen with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Vincent Wenbin Qiu		Director and Chief Executive Officer (principal executive officer)	April 3, 2017
Name:	Vincent Wenbin Qiu

/s/ Beck Zhaoming Chen		Chief Financial Officer (principal financial and accounting officer)	April 3, 2017
Name:	Beck Zhaoming Chen

/s/ Junhua Wu		Director	April 3, 2017
Name:	Junhua Wu

/s/ Satoshi Okada		Director	April 3, 2017
Name:	Satoshi Okada

/s/ David McKee Hand		Director	April 3, 2017
Name:	David McKee Hand

/s/ Qian Wu		Director	April 3, 2017
Name:	Qian Wu

/s/ Yiu Pong Chan		Director	April 3, 2017
Name:	Yiu Pong Chan

Director
Name:	Bin Yu

/s/ Steve Hsien-Chieng Hsia		Director	April 3, 2017
Name:	Steve Hsien-Chieng Hsia

/s/ Changqing Ye		Director	April 3, 2017
Name:	Changqing Ye

Law Debenture Corporate Services Inc.		Authorized U.S. Representative	April 3, 2017

/s/ Giselle Manon
Name:	Giselle Manon
Title:	Service of Process Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Fourth Amended and Restated Memorandum and Articles of Association of (incorporated by reference to Exhibit 3.2 to the Registration Statement of the Registrant on Form F-1, as amended (Registration No. 333-203477))

4.2	Specimen Certificate for Class A Ordinary Shares of the Registrant (incorporated by reference to Exhibit 4.2 to the Registration Statement of the Registrant on Form F-1, as amended (Registration No. 333-203477))

4.3	Deposit Agreement dated May 27, 2015 among the Registrant, the Depositary and Owners and Beneficial Owners of the American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit 4.3 to the registration statement of the Registrant on Form S-8, as amended (Registration No. 333-205944))

5.1*	Opinion of Maples and Calder Hong Kong (LLP), counsel to the Registrant, regarding the legality of the Ordinary Shares

10.1	2015 Share Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement of the Registrant on Form F-3, as amended (Registration No. 333-214801))

23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, an Independent Registered Public Accounting Firm

23.2*	Consent of Maples and Calder Hong Kong (LLP) (included in opinion filed as Exhibit 5.1)

24.1*	Powers of attorney (included on signature pages)

*	Filed herewith.